                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)

          Information to be Included in Statements Filed Pursuant to
              Rules 13d-1(b), (c) and (d) and Amendments Thereto
                        Filed Pursuant to Rule 13d-2(b)
                              (Amendment No.   )*


                        Modem Media . Poppe Tyson, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                             Class A Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   60753310
--------------------------------------------------------------------------------
                                (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)

[_]  Rule 13d-1(c)

[x]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                      13G
------------------                                            -----------------
CUSIP NO. 60753310                                            Page 2 of 8 pages
------------------                                            -----------------

-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     True North Communications Inc.

-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [_]
                                                                       (b) [_]

-------------------------------------------------------------------------------
3    SEC USE ONLY


-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware Corporation

-------------------------------------------------------------------------------
                         SOLE VOTING POWER
                     5   5,558,162 shares of Class B Common Stock (which have
     NUMBER OF           five votes per share on all matters and are convertible
                         on a share-for-share basis into Class A Common Stock)
      SHARES       ------------------------------------------------------------
                         SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   ------------------------------------------------------------
       EACH              SOLE DISPOSITIVE POWER
                     7   5,558,162 shares of Class B Common Stock (which have
    REPORTING            five votes per share on all matters and are convertible
                         on a share-for-share basis into Class A Common Stock)
      PERSON       ------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     5,558,162 shares of Class B Common Stock (which have five votes per share on all matters and are convertible on a share-for-share basis into Class A Common Stock)

-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                   [_]

-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     Reporting person beneficially owns 100% of the Class B Common Stock, representing approximately 48.9% of the Issuer's outstanding shares of common stock and 82.7% of the Issuer's voting power.

-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     CO

-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13G
------------------                                             -----------------
CUSIP NO. 60753310                                             Page 3 of 8 pages
------------------                                             -----------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      FCB Worldwide, Inc.

--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware Corporation

--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5    453,148 shares of Class B Common Stock (which have
                          five votes per share on all matters and are
     NUMBER OF            convertible on a share-for-share basis into Class A
                          Common Stock)
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7    453,148 shares of Class B Common Stock (which have
    REPORTING             five votes per share on all matters and are
                          convertible on a share-for-share basis into Class A
      PERSON              Common Stock)
                   -------------------------------------------------------------
       WITH               SHARED DISPOSITIVE POWER
                     8

--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9 453,148 shares of Class B Common Stock (which have five votes per share on all matters and are convertible on a share-for-share basis into Class A Common Stock)

--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11 Reporting person beneficially owns 8.2% of the Class B Common Stock, representing approximately 4.0% of the Issuer's outstanding shares of common stock and 6.7% of the Issuer's voting power.

--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13G
------------------                                             -----------------
CUSIP NO. 60753310                                             Page 4 of 8 pages
------------------                                             -----------------

--------------------------------------------------------------------------------
      NAMES OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      R/GA Media Group, Inc.

--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware Corporation

--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5    463,562 shares of Class B Common (which have five
     NUMBER OF            votes per share on all matters and are convertible on
                          a share-for-share basis into Class A Common Stock)
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7    463,562 shares of Class B Common (which have five
    REPORTING             votes per share on all matters and are convertible on
                          a share-for-share basis into Class A Common Stock)
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9 463,562 shares of Class B Common (which have five votes per share on all matters and are convertible on a share-for-share basis into Class A Common Stock)

--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11 Reporting person beneficially owns 8.3% of the Class B Common Stock, representing approximately 4.1% of the Issuer's outstanding shares of common stock and 6.9% of the Issuer's voting power.

--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13G
------------------                                             -----------------
CUSIP NO. 60753310                                             Page 5 of 8 pages
------------------                                             -----------------

--------------------------------------------------------------------------------
      NAMES OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      TN Technologies Inc.

--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware Corporation

--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5    3,922,399 shares of Class B Common Stock (which have
                          five votes per share on all matters and are
     NUMBER OF            convertible on a share-for-share basis into Class A
                          Common Stock)
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7    3,922,399 shares of Class B Common Stock (which have
    REPORTING             five votes per share on all matters and are
                          convertible on a share-for-share basis into Class A
      PERSON              Common Stock)
                   -------------------------------------------------------------
       WITH               SHARED DISPOSITIVE POWER
                     8

--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9 3,922,399 shares of Class B Common Stock (which have five votes per share on all matters and are convertible on a share-for-share basis into Class A Common Stock)

--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11 Reporting person beneficiary owns 70.6% of the Class B Common Stock, representing approximately 34.5% of the Issuer's outstanding shares of common stock and 58.4% of the Issuer's voting power.

--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Schedule 13G
Issuer: Modem Media . Poppe Tyson, Inc.
Page 6 of 8


Item 1.   (a)  Name of Issuer:
               --------------

               Modem Media . Poppe Tyson, Inc.

          (b)  Address of Issuer's Principal Executive Offices:
               -----------------------------------------------

               230 East Avenue
               Norwalk, Connecticut  06855


Item 2.   (a)  Name of Persons Filing:
               -----------------------

               True North Communications Inc.
               FCB Worldwide, Inc.
               R/GA Media Group, Inc.
               TN Technologies Inc.

               FCB Worldwide, Inc., R/GA Media Group, Inc. and TN Technologies Inc. are direct or indirect wholly owned subsidiaries of True North Communications Inc.

          (b)  Address of Principal Business Office:
               -------------------------------------

               Person Filing             Address
               -------------             -------
               All persons filing        101 East Erie St.
                                         Chicago, IL  60611

          (c)  Citizenship:
               ------------

               True North Communications Inc.    -a Delaware corporation
               FCB Worldwide, Inc.               -a Delaware corporation
               R/GA Media Group, Inc.            -a Delaware corporation
               TN Technologies Inc.              -a Delaware corporation

          (d)  Title of Class of Securities:
               -----------------------------

               Class A Common Stock

          (e)  CUSIP Number:
               -------------

               60753310

Item 3.   (a) - (j)

          This statement is being filed pursuant to Rule 13d-1(d).

Item 4.   Ownership:
          ----------

          (a)  Amount Beneficially Owned as of December 31, 1999:
               --------------------------------------------------

               See cover page, item 9

          (b)  Percent of Class:
               -----------------

               See cover page, item 11

Schedule 13G
Issuer: Modem Media . Poppe Tyson, Inc.
Page 7 of 8


          (c)  Number of shares as to which such person has:
               ---------------------------------------------

               (i)   Sole power to vote or to direct the vote:

               See cover page, item 5

               (ii)  Shared power to vote or to direct the vote:

               See cover page, item 6

               (iii) Sole power to dispose or to direct the disposition of:

               See cover page, item 7

               (iv)  Shared power to dispose or to direct the disposition of:

               See cover page, item 8

Item 5.   Ownership of Five Percent or Less of a Class:
          ---------------------------------------------
          Not Applicable

Item 6.   Ownership of More than Five Percent on Behalf of Another Person:
          ----------------------------------------------------------------
          Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
          ---------------------------------------------------------
          Not Applicable

Item 8.   Identification and Classification of Members of the Group:
          ----------------------------------------------------------
          Not Applicable

Item 9.   Notice of Dissolution of Group:
          -------------------------------
          Not Applicable

Item 10.  Certification:
          --------------
          Not Applicable

Schedule 13G
Issuer: Modem Media . Poppe Tyson, Inc.
Page 8 of 8

                                   SIGNATURES

          After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2000

                                  TRUE NORTH COMMUNICATIONS INC.


                                  By:  /s/ Dale Perona
                                      --------------------------------
                                  Name:  Dale Perona
                                  Title: Senior Vice President


                                  FCB WORLDWIDE, INC.


                                  By: /s/ Dale Perona
                                      --------------------------------
                                  Name:  Dale Perona
                                  Title: Vice President


                                  R/GA MEDIA GROUP, INC.


                                  By:  /s/ Dale Perona
                                      --------------------------------
                                  Name:  Dale Perona
                                  Title: Vice President


                                  TN TECHNOLOGIES INC.

                                  By:  /s/ Dale Perona
                                      --------------------------------
                                  Name: Dale Perona
                                  Title: President

                                   FORM 13G

                                 EXHIBIT INDEX

Exhibit No.    Exhibit
-----------    -------
99.1           Agreement Pursuant to Rule 13d-1(k)(1)(iii)